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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                               TALENTPOINT, INC.

                     A BUSINESS-STOCK DOMESTIC CORPORATION


     In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. (S)1911 et. seq. (relating to amendment of articles of incorporation), the corporation hereby desires to amend and restate its Articles of Incorporation in their entirety as follows:

FIRST:    Name:  The name of the corporation is: TalentPoint, Inc.
          ----

SECOND:   Address: The location and address of this corporation's initial
          -------
registered office in this Commonwealth of Pennsylvania and the county of venue is: 170 South Warner Road, Suite 110, Wayne, PA 19087, Montgomery County.

THIRD:    The corporation is incorporated under the provisions of the Business
Corporation Law of 1988. (15 Pa. C.S. (S)(S) 1101 et. seq.)
                                                  --- ---
FOURTH:   Description of Capital Stock.
          ----------------------------

     The authorized capital stock of the Corporation shall consist of the
following:  (i)   One Hundred Million shares (100,000,000) of Class A Common
Stock, $.01 par value (the "Class A Common"), (ii) Two Hundred Thousand shares (200,000) of Class B Common Stock, $.01 par value (the "Class B Common", and together with the Class A Common, the "Common Stock") and (iii) One Hundred Thousand shares (100,000) of Preferred Stock, $.01 par value, the rights and preferences of which may be designated by the Board of Directors (the "Preferred Stock").

1.   DIVIDENDS AND DISTRIBUTIONS

     1.1 Class A Common Stock Dividends. Subject to the provisions of law and this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor, at such times and in such amounts as the Board of Directors in its sole discretion may determine.

     1.2 Class B Common Stock Dividends. Subject to the provisions of law and this Certificate of Incorporation, in the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Class A Common (other than a stock dividend on the Class A Common payable solely in the form of additional shares of Class A Common), the holders of the
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          Class B Common shall be entitled to the amount of dividends per share of Class B Common that would be payable on the largest number of whole shares of Class A Common into which each share of Class B Common held by each holder could be converted pursuant to the provisions of
          Section 4 hereof, such number determined as of the record date for the determination of holders of Class A Common entitled to receive such dividend.

     1.3 Record Date for Dividends. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Common Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

2.   LIQUIDATION, DISSOLUTION OR WINDING-UP.

     2.1 Liquidating Distribution. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment of all amounts owing to holders of capital stock ranking senior to the Common Stock, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the respective holders of the Common Stock ratably in proportion to the number of shares of Class A Common they then hold or into which their Class B Common then is convertible.

     2.2 Distributions Other Than Cash. The amount deemed distributed to the holders of Common Stock upon any liquidation, dissolution, or winding-up shall be the cash or the fair market value of the property, rights, or securities distributed to such holders by the acquiring person, firm, or other entity. The value of such property, rights, or other securities shall be determined in good faith by the Board of Directors of the Corporation.

3. VOTING RIGHTS. Except as otherwise required by law, as provided in Section 5 hereof, or, with respect to any series of Preferred Stock as otherwise provided by the Board of Directors, the holders of the Common Stock shall have the following respective voting rights:

     3.1 Class B Common Voting Rights. Each holder of shares of Class B Common shall be entitled to notice of any stockholders' meeting and to vote on any matters on which the Class A Common may be voted (other than elections of directors). Each share of Class B Common shall be entitled to a number of votes equal to the number of shares of Class A Common into which such share of Class B Common is then convertible (as adjusted from time to time in the manner set forth herein).

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     3.2  Class A Common Voting Rights.  The holders of Class A Common shall be entitled to one vote per share for the election of directors and on all other matters for which a vote of common stockholders is required.

     3.3 Class A Warrant Voting Rights. The holders of the Corporation's Class A Warrants for the purchase of Class A Common shall be entitled to notice of any stockholders' meeting and to vote on any matters on which the Class A Common may be voted (other than elections of directors). Each Class A Warrant shall be entitled to a number of votes equal to the number of whole shares of Class A Common into which such Class A Warrant is then exercisable (as adjusted from time to time in the manner set forth in the Class A Warrant).

     3.4 Non-Cumulative Voting. All voting for election of directors shall be non-cumulative.

4. CONVERSION OF CLASS B COMMON. The holders of the Class B Common shall have conversion rights as follows:

     4.1 Right of Class B Common to Convert. Each issued and outstanding share of Class B Common shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Class A Common as is determined by dividing $167 by the Class B Conversion Price (as defined below) in effect at the time of conversion. The "Class B Conversion Price" at which shares of Class A Common shall be deliverable upon conversion of Class B Common shall initially be $167 per share. Such initial Class B Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Class A Common into which the Class B Common is convertible) as hereinafter provided.

     4.2 Fractional Shares. No fractional shares of Class A Common shall be issued upon conversion of the Class B Common. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the then effective Class B Conversion Price.

     4.3  Mechanics of Conversion.

          (1) In order for a holder of Class B Common to convert shares of Class B Common into shares of Class A Common, such holder shall surrender the certificate or certificates for such shares of Class B Common, at the office of the transfer agent for the Class B Common (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class B Common represented by such number

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               of the shares of the Class B Common represented by such
               certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common to be issued and the number of shares of Class B Common to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date") and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Class B Common, or to his or its nominees, a certificate or certificates for the number of shares of Class A Common to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

          (2) The Corporation shall at all times when the Class B Common shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class B Common, such number of its duly authorized shares of Class A Common as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common. Before taking any action that would cause an adjustment reducing the Class B Conversion Price below the then-existing par value of the shares of Class A Common issuable upon conversion of the Class B Common, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common at such adjusted Class B Conversion Price.

          (3) Upon any such conversion, no adjustment to the Class B Conversion Price shall be made for any declared and unpaid dividends on the Class B Common surrendered for conversion or on the Class A Common delivered upon conversion.

          (4) All shares of Class B Common surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of Class A Common in exchange therefor) and any shares of Class B Common so converted shall be retired and canceled and shall not be

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               reissued, and the Corporation from time to time shall take appropriate action to reduce the authorized Class B Common accordingly.

     4.4  Adjustments to Class B Conversion Price for Diluting Issues:

          (1) Special Definitions. For the purposes of this Section 4.4, the following definitions shall apply:

               (1)  "Option" means any outstanding right, option or warrant to
                     ------
                    subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities excluding rights, warrants and options granted on or after the Original Issue Date to employees, officers, directors or consultants of the Corporation of any subsidiary thereof pursuant to any stock option plan or agreement adopted by the Board of Directors.

               (2)  "Original Issue Date" with respect to the Class B Common
                     -------------------
                    means the date on which any shares of Class B Common first were issued.

               (3)  "Convertible Securities" means any evidences of
                     ----------------------
                    indebtedness, shares (other than Class B Common Stock) or other securities directly or indirectly convertible into or exchangeable for Class A Common Stock.

          (2) Issue of Options and Convertible Securities Deemed Issue of Class A Common. If the Corporation at any time or from time to time shall issue any Options or Convertible Securities, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Stock, then the maximum number of shares of Class A Common (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be additional shares of Class A Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided,
                                                                       --------
               that additional shares of Class A Common shall not be deemed to have been issued unless the consideration per share determined pursuant to Section 4.(d) of such shares of Class A Common would be less than the Class B Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in
                                    --------  -------
               which additional shares of Class A Common are deemed to be issued

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                    (1)  no further adjustment in the Class B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

                    (2) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Class B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                    (1)  In the case of Convertible Securities or Options
                              for Class A Common Stock, the only shares of Class A Common issued for purposes of Section 4.4(c) were the shares of Class A Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the additional consideration actually received by the Corporation upon the exercise of such Options or portion thereof, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of such Convertible Securities or portion thereof, and

                    (2)  in the case of Options for Convertible Securities,
                              only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the additional shares of Class A Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation determined pursuant to
                              Section 4.4(d) upon the

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                              issue of the Convertible Securities with respect
                              to which such Options were actually exercised;

                    (3) no recomputation pursuant to the preceding clauses
                              (2) and (3) shall have the effect of increasing the Class B Conversion Price to an amount that exceeds the lower of (i) the applicable Class B Conversion Price on the original adjustment date, or (ii) the Class B Conversion Price that would have resulted from any issuance of additional shares of Class A Common between the original adjustment date and such recomputation date.

          (3) Adjustment of Conversion Price Upon Certain Events. If the Corporation shall issue shares of Class A Common (other than Class A Common issued or issuable (i) upon conversion of shares of Class B Common; (ii) as a dividend or distribution on Class B Common; (iii) by reason of a dividend, stock split, split-up or other distribution on shares of Class A Common; (iv) upon the exercise of options to employees, officers or directors excluded from the definition of "Option" in Section 4.4(a)(1); or (v) upon the exercise, at any time from and after the Original Issue Date, of Options granted or issued on or before the Original Issue
               Date), including Class A Common deemed to be issued pursuant to
               Section 4.4(b) hereof, but excluding Class A Common issued pursuant to Section 4.4(e), which event is dealt with in Section 4.4(e), without consideration or for a consideration per share less than the Class B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Class B Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Class B Conversion Price by a fraction (x) the numerator of which shall be the sum of (A) the product of the total number of shares of Class A Common Stock outstanding immediately prior to such issuance multiplied by the Class B Conversion Price in effect hereunder at the time of such issuance, plus (B) the aggregate consideration received by the Corporation for the total number of additional shares of Class A Common so issued, and (y) the denominator of which shall be the product of (A) the total number of shares of Class A Common Stock outstanding immediately after such issuance, (B), multiplied by the Class B Conversion Price in effect hereunder at the time of such issuance, provided that the Class B Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than one-tenth (1/10) of one percent (1%) of the Class B Conversion Price, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amounts so carried forward, shall

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               aggregate one-tenth (1/10) of one percent (1%) of the Class B
               Conversion Price or more.

          (4) Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Class A Common shall be computed as follows:

               (1)  Cash and Property:  Such consideration shall:

                    (i) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                    (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (3) in the event shares of Class A Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

               (2) Options and Convertible Securities. The consideration per share received by the Corporation for Class A Common deemed to have been issued pursuant to Section 4.4(b), relating to Options and Convertible Securities, shall be determined by dividing

               (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

               (y) the maximum number of shares of Class A Common (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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          (5)  Adjustment for Stock Splits, Stock Dividends, Subdivisions,
               Combinations or Consolidation of Class A Common. In the event the outstanding shares of Class A Common shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Class A Common, and in the event that the Corporation shall issue shares of Class A Common by way of a stock dividend or other distribution to the holders of Class A Common, the Class B Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased or decreased proportionately.

     4.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class B Conversion Price pursuant to this
          Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class B Common a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class B Common, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Class B Conversion Price then in effect, and (iii) the number of shares of Class A Common and the amount, if any, of other property that then would be received upon the conversion of Class B Common.

     4.6 Merger or Sale of Assets. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the assets of the Corporation to any other corporation (collectively, an "Acquisition"), then, as a part of such Acquisition, provision shall be made so that the holders of the Class B Common shall thereafter be entitled to receive upon conversion of the Class B Common, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Acquisition, to which a holder of Class A Common issuable upon conversion would have been entitled on such Acquisition. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions of this Section 4 with respect to the rights and interest thereafter of the holders of the Class B Common after the Acquisition to the end that the provisions of this
          Section 4 (including adjustment of the Class B Conversion Price then in effect and the number of shares acquirable upon conversion of the Class B Common) shall be applicable after the Acquisition in as nearly equivalent a manner as may be practicable.

     4.7 Notice of Record Date. In the event that there occurs any of the following events:

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          (1)  the Corporation declares a dividend (or any other distribution)
               on its Class A Common payable in Class A Common or other securities of the Corporation;

          (2) the Corporation subdivides or combines its outstanding shares of Class A Common;

          (3) there occurs or is proposed to occur any reclassification of the Class A Common of the Corporation (other than a subdivision or combination of its outstanding shares of Class A Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

          (4) the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Class B Common, and shall cause to be mailed to the holders of the Class B Common at their addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (1) below or twenty days before the date specified in (2) below, a notice stating the following information:

               (1) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Class A Common of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

               (2) the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Class A Common of record shall be entitled to exchange their shares of Class A Common for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up.

     4.8 No Impairment. The Corporation will not, by amendment of this Certification of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the intended conversion rights of the holders of the Class B Common against impairment.

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5.   RESTRICTIONS AND LIMITATIONS.

     5.1 Vote Required. Except as expressly provided herein or required by law, for so long as any shares of Class B Common remain outstanding (subject to appropriate adjustment for any stock dividend, stock split, combination, or other similar recapitalization affecting such shares), then without the approval by vote or written consent of the holders of at least a majority of the voting power of the then outstanding shares of Class B Common, the Corporation shall not, and shall not permit any subsidiary (meaning any corporation or trust of which the outstanding shares of such corporation or trust entitled to vote in the election of directors, trustees, or persons having similar functions), to do any of the following:

          (1) Alter or change the powers, preferences or rights of the Class B Common or any series of Preferred Stock, or the qualifications, limitations or restrictions thereof, if any such alteration or change would adversely affect the rights of the holders of the Class B Common;

          (2) Increase or decrease (other than by conversion or as otherwise required or permitted hereby) the total number of authorized shares of Class B Common;

          (3)  Amend its Certificate of Incorporation or by-laws.

The holders of the Class B Common shall vote as a separate class with respect to any matter or proposed action as to which applicable law or this Certificate of Incorporation requires the vote, consent, or approval of the holders of the Class B Common.

6. UNDESIGNATED PREFERRED STOCK. The Board of Directors of the Corporation is hereby authorized within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, powers, privileges and the restrictions, qualifications and limitations granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares constituting any such series.

FIFTH:    Perpetual Existence. The corporation shall have perpetual existence.

SIXTH:    Cumulative Voting.  The shareholders of the corporation shall not be
          ------------------
          entitled to cumulate their votes for the election of directors.

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